UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2021

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-08462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	GHM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Acquisition of Barber-Nichols Inc.

Effective as of June 1, 2021, Graham Corporation (the “Company”) entered into a unit purchase agreement (the “Purchase Agreement”) with Graham Acquisition I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Buyer”), and BNI Holdings, Inc., a Colorado corporation (“Seller”), and for certain provisions of the Purchase Agreement, the Seller’s Principals, as defined in the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, effective as of June 1, 2021, Seller sold to Buyer, and Buyer purchased from Seller, all of the issued and outstanding membership interests of Barber-Nichols LLC, a Colorado limited liability company (“BNI”), and BNI became a wholly-owned subsidiary of Buyer (the “Acquisition”).

Upon the terms and conditions of the Purchase Agreement, the Company acquired BNI for approximately $70.0 million comprised of (i) 610,130 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), representing a value of approximately $8.8 million and (ii) approximately $61.2 million in cash consideration, subject to $2.0 million withheld in escrow to fund potential adjustments related to working capital and subject to approximately $5.0 million withheld in escrow to fund certain potential indemnification matters.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions made by the Company, Buyer and Seller. The Company also agreed, upon the next vacancy in the Company’s board of directors, to use good faith efforts to identify, nominate and recommend for shareholder approval a candidate for its board of directors with experience in the defense and aerospace industries.

In connection with the Acquisition, as of June 1, 2021, Buyer entered into an earn-out agreement (the “Earn-Out Agreement”) with Seller. Pursuant to the terms of the Earn-Out Agreement, Seller is eligible to receive up to an additional $14.0 million in cash consideration contingent on the achievement of certain financial performance targets for BNI during the fiscal period beginning April 1, 2023 and ending March 31, 2024.

The foregoing descriptions of the Purchase Agreement and Earn-Out Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and Earn-Out Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

In connection with the Acquisition, as of June 1, 2021, Buyer entered into an employment agreement with Daniel Thoren which agreement is described in Item 5.02 below and the information contained in such Item 5.02 required to be included in this Item 1.01 is incorporated by reference herein.

In addition, the information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

As of June 1, 2021, the Company and Bank of America (“BofA”) entered in a loan agreement (the “BofA Loan Agreement”), pursuant to which the Company entered into a $20.0 million five-year term loan with BofA. The term loan requires monthly principal payments of approximately $166.7 thousand beginning on July 1, 2021 through June 1, 2026, with the remaining principal amount plus all interest due on the maturity date. The interest rate on the term loan is the sum of the Bloomberg Short-Term Bank Yield Index rate (the “BSBY Rate”) (adjusted periodically) plus 1.50%.

In addition, pursuant to the BofA Loan Agreement, the Company entered into a revolving credit facility with BofA that provides a $30.0 million line of credit, including letters of credit and bank guarantees, expandable at the Company’s option and the bank’s approval at any time up to $40.0 million. The agreement has a five-year term. Amounts outstanding under the facility agreement will bear interest at a rate equal to the sum of the BSBY Rate (adjusted periodically) plus 1.50%. Outstanding letters of credit under the agreement are subject to a fee equal to 1.5% per annum of the outstanding undrawn amount of each commercial letter of credit that is not secured by cash and 0.6% of each commercial letter of credit that is secured by cash, in each case payable quarterly in advance.

Under the term loan agreement and revolving credit facility, the Company covenants to maintain a maximum total leverage ratio, as defined in such agreements, of 3.0 to 1.0, a minimum fixed charge coverage ratio, as defined in such agreements, of 1.2 to 1.0, and an asset coverage ratio of 1.0 to 1.0.

As of June 2, 2021, the Company entered into an agreement (the “HSBC Agreement”) to amend and restate the letter of credit facility agreement dated October 28, 2020 with HSBC Bank USA, N.A. (“HSBC”) and decreased the Company’s uncommitted discretionary demand line of credit with HSBC for the issuance of Performance Standby Letters of Credit, as defined in the HSBC Agreement from $15 million to $7.5 million. Borrowings under the HSBC Agreement are secured with cash collateral.

The foregoing description of the BofA Loan Agreement and the HSBC Agreement does not purport to be complete and is qualified in its entirety by reference to the BofA Loan Agreement and the HSBC agreement filed with this Current Report on Form 8-K as Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

Under the terms of the Purchase Agreement, the Company issued Seller or its designees 610,130 shares of restricted Common Stock pursuant to a private-placement exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Purchase Agreement, Seller represented to the Company that it is an “accredited investor” as that term is defined in Regulation D of the Securities Act. Seller confirmed and acknowledged that it had adequate access to information about the Company through the course of negotiations with respect to the Acquisition and was able to evaluate that information. Appropriate legends stating that such shares have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom were affixed to the certificates or book entry statements evidencing such shares.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Daniel Thoren

As of June 1, 2021, the Company entered into an employment agreement (the “Thoren Employment Agreement”) with Daniel Thoren, age 57, a former employee of BNI. Pursuant to the Thoren Employment Agreement, Mr. Thoren will serve as the Company’s President and Chief Operating Officer for a term of one year, subject to automatic renewal periods until the agreement is terminated or Mr. Thoren attains the age of 65. Mr. Thoren will be entitled to an initial base salary rate of $365,000 per year. In addition, if Mr. Thoren remains continuously and actively employed by the Company through June 1, 2023, he will receive a retention bonus equal to $730,000.

Mr. Thoren will be eligible to receive bonuses and awards under the Company’s bonus plans or arrangements as may be in effect from time to time, including the Company’s Annual Executive Cash Bonus Plan, and may participate in any long-term incentive compensation plan generally made available to similarly situated executive officers of the Company in accordance with and subject to the terms of such plans, including the Company’s Annual Stock-Based Long-Term Incentive Award Plan for Senior Executives. Mr. Thoren is also eligible for the Company’s standard benefit plans.

The Thoren Employment Agreement provides that, upon termination without cause, or if Mr. Thoren resigns because of the Company’s material breach of his employment agreement, the Company will have to pay to him compensation due him through the date of termination, including any accrued bonus, and continue his base salary for 12 months following such termination. The Thoren Employment Agreement also provides that, if following a change in control of the Company, Mr. Thoren’s employment is terminated by the Company without cause, or if Mr. Thoren resigns in certain situations set forth in the agreement, the Company will make a payment to Mr. Thoren in an amount equal to 2.5 times the sum of Mr. Thoren’s annual salary and his target annual bonus at the time of his termination or resignation.

In addition, if Mr. Thoren’s employment with us is terminated for any reason, he will be subject to a 12-month covenant not to compete with us, not to interfere in certain of our business relationships, and not to disclose to anyone our confidential information. The Thoren Employment Agreement also contains customary releases, covenants, and confidentiality provisions.

Prior to joining the Company, Mr. Thoren had been employed by BNI since 1991 and served in progressively increasing roles, including his service as BNI’s President and Chief Executive Officer from 1997 until May 2021 and Chairman of the Board of Directors of BNI through the date of the Acquisition. There are no family relationships between Mr. Thoren and any of the Company’s directors or executive officers and there are no transactions reportable pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between the Company and Mr. Thoren.

The foregoing description of the Thoren Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Thoren Employment Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with Mr. Theron’s appointment, as of June 1, 2021, James R. Lines, the Company’s Chief Executive Officer, will no longer serve as President of the Company.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Unit Purchase Agreement, dated as of June 1, 2021, between Graham Corporation, Graham Acquisition I, LLC, BNI Holdings, Inc., and certain other parties thereto.

10.2	Earn-Out Agreement, dated as of June 1, 2021, between Graham Acquisition, LLC and BNI Holdings, Inc.

10.3**	Loan Agreement, dated as of June 1, 2021, between Graham Corporation and Bank of America, N.A.

10.4**	Agreement, dated as of June 2, 2021, between Graham Corporation and HSBC Bank USA, N.A.

10.5	Employment Agreement, dated as of June 1, 2021, between Graham Corporation and Daniel Thoren.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules of this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC or its staff a copy of the omitted schedules upon request.

**Certain schedules of this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC or its staff a copy of the omitted schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: June 3, 2021	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and Chief Financial Officer